Exhibit 99

Fellow Shareholders:

One year ago, Leucadia and Jefferies combined to form a unique and powerful merchant and investment banking platform, a combination almost as old as commerce itself. Leucadia is distinguished by our ability to take a truly long-term view in a world often characterized by impatience and increasingly shorter investment horizons. A philosophy of patient and prudent risk-taking is one shared by the founders of Leucadia, as well as the two of us. With hard work and good luck, we intend to capitalize on our ample permanent capital and ability to invest for the long-term.

Transition Complete

Since closing the Leucadia and Jefferies combination on March 1, 2013, Leucadia's historic New York City and Salt Lake City deal and operations teams have been combined with our Jefferies Capital Partners' private equity investment team to form a single group working with the two of us in the joint New York City headquarters of Leucadia and Jefferies to source, review and structure new investments and acquisitions. We and the combined team are also working with our existing subsidiaries and investee companies on strategic development and operational improvement. We are pleased that Justin Wheeler and Joe Orlando continue in their respective roles as Leucadia's COO and CFO, and are joined by Mike Sharp, our general counsel at Jefferies and now of both companies.

During the year, working with our Chairman, Joe Steinberg, we also consolidated and added to our Boards of Directors at Leucadia and Jefferies. We believe the recipe for consistent long-term value creation includes surrounding ourselves with highly experienced, able and committed directors, and working with them in an active and transparent manner, taking advantage of their knowledge, experience and relationships.

As we believe long-term interest rates have only one direction to go (up!), during 2013 we devoted ourselves to raising additional long-term capital across our businesses. With improved bond ratings at Leucadia, we raised $1 billion of ten and thirty year debt, which, in essence, pre-funded our near-term maturities. We also raised $1 billion in long-term debt at Jefferies, $600 million at Jefferies Finance and $300 million at Jefferies LoanCore. Separately, National Beef's credit facility was increased in size and extended in maturity. Leucadia is now investment-grade rated by two of the three rating agencies. We have committed to specific diversification and liquidity metrics that should allow us to continue our upward ratings momentum, and should not hamper our ability to deliver solid long-term results for our shareholders.

For the months leading up to the Leucadia and Jefferies combination and throughout this past year, a number of Leucadia’s subsidiaries and investments were sold where expectations for future value creation did not meet our return expectations. To this end, since mid-2012, Leucadia sold its interests in Mueller Industries, Inmet Mining (stock merger), Keen Energy and TeleBarbados, liquidated our remaining stock and royalty note in Fortescue Metals, agreed to sell Premier Entertainment, and agreed to swap certain of Leucadia’s real estate assets and cash to increase our ownership in HomeFed to 65%. These transactions generated well over $2 billion in cash and marketable securities. Regrettably, we shut down Sangart, which, despite a substantial investment over many years, failed to find a commercial partner. We have no current plans to sell any other of our existing businesses. We look forward to doing everything we can to assist them in compounding their successes in the years to come.

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Leucadia currently holds around $3.1 billion in available liquidity at the parent company. With the anticipated monetization of Leucadia's NOL's through the pre-tax earnings of our existing businesses (which should offset approximately $1.1 billion in cash taxes), we will have substantial cash to invest in new opportunities over the next several years. While the strong capital markets and M&A environment make our task more difficult, we are pleased by the significant number of interesting opportunities that consistently find their way to us. That said, there are many stars that must align before we deploy capital, and we are keen to remain selective and opportunistic, and to stick to what we know.

Our Value Focus

Our vision of the combined company has Jefferies not only as our largest business unit, but also as the primary engine of Leucadia's future. Our teams at Leucadia, Jefferies, and all our subsidiaries and affiliates have distinct and specific expertise in certain industries and businesses, true relationships, access to broad and unique deal flow, a global presence, and the ability to move quickly and decisively. As a first example, we recently had the opportunity to acquire a 13% stake in Harbinger Group for $158 million (18.6 million shares at $8.50). This transaction was led by Andrew Whittaker, a Vice Chairman of Jefferies who recently also was named a Vice Chairman of Leucadia, and is a classic example of how a unique relationship and extensive existing knowledge can lead to an appealing entry point in a public holding company at a price we find attractive.

Jefferies has a prominent and longstanding presence in investment banking and capital markets in the energy sector, and Jefferies Capital Partners has been investing in the U.S. oil and gas industry for over ten years. As a result of these relationships and with the oversight of George Hutchinson, who transitioned from Jefferies Capital Partners and heads our oil and gas investment effort, in the last few months we formed partnerships with two management teams to pursue opportunities in the U.S. oil and gas exploration and production business. As a first step, through Juneau Energy, which is led by one of these management teams, we recently funded an Oklahoma City-based operator to drill horizontal wells and acquire additional acreage in the core of a productive formation in northern Oklahoma.

We also continue to pursue two longstanding Leucadia projects, the gasification plants and the Oregon LNG export facility. In the last year, we made significant progress on all fronts, and the timeline and decision in respect of moving ahead should be determined in 2014. Having devoted over ten years to shepherding the development of Leucadia Energy, Tom Mara, 37 years with Leucadia, is leading our team to finalize all elements, including a fixed price construction contract, to build a gasification plant in Lake Charles, Louisiana. If completed, the plant will convert petroleum coke into clean energy products, primarily consisting of methanol and hydrogen, for sale to industrial customers under long-term contracts. Justin Wheeler continues to oversee our team pursuing the necessary state and federal permits to build an LNG export facility and pipeline in Warrenton, Oregon. We have submitted almost all of the necessary applications to the State of Oregon and have completed our application to the Federal Energy Regulatory Commission. Both these projects hold great promise for Leucadia and the world, but we caution that numerous obstacles must be overcome for either or both to be brought to fruition and a profitable result for Leucadia.

In 2013, we organized a new subsidiary, Leucadia Asset Management LLC (LAM), with a view to bringing together under one umbrella Jefferies’ strategic, convertible and event-driven investment management efforts, as well as Topwater Capital, which we acquired in 2013. Topwater pioneered the first-loss model of investing, which we feel offers a unique risk-reward trade-off for investors and a prudent way for hedge fund managers to increase their assets under management on attractive terms. We believe we are very early in the development of LAM, which over time will afford us a broad exposure in investment management. We intend to actively build LAM, and will hire key personnel and devote significant capital as opportunities develop.

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Our Businesses

Jefferies

Jefferies' 2013 fiscal year results (November 30 year-end) were below those of 2012, primarily due to the difficult mid-year fixed income environment. With a strong finish to the year, including record results for its fourth quarter, we believe Jefferies is well-positioned for greater success in 2014. The investment banking industry has experienced massive consolidation over the past forty years, and Jefferies consistently has advanced its market position to the point where it is now the major non-bank investment banking firm. We believe this distinction will afford Jefferies significant growth opportunities, and will present Leucadia with adjacent opportunities in finance and asset management. The two of us continue to provide Jefferies hands-on leadership in partnership with the other twelve members of Jefferies’ executive committee, and continue to develop and expand Jefferies' senior team to guide its growing business.

Jefferies has two joint ventures Jefferies Finance (corporate loans) and Jefferies LoanCore (commercial real estate mortgage loans), and Leucadia has one joint venture, Berkadia (multi-family real estate mortgage finance). In 2013, these three companies originated over $33 billion in new corporate and real estate loans. Regulation designed to promote safety in the financial system has increasingly leveled the playing field in favor of Jefferies and these other capital markets focused platforms. In the meantime, our primary competitors, the bank holding companies, are burdened by the implementation of Dodd Frank, the Volcker Rule and Basel III, reform of the government-sponsored enterprises in the housing sector, and other new requirements and directives. It is up to us to execute!

Berkadia Commercial Mortgage

2013 was a banner year for our 50/50 joint venture with Berkshire Hathaway. Berkadia originated over $10 billion in new financing for its customers, more than double the volume in 2010, our first full year of ownership. Management’s efforts to become the lowest cost servicing provider paid dividends as Berkadia entered into several valuable sub-servicing agreements. The integration of the Hendricks-Berkadia investment sales team increased the solutions we can offer to Berkadia’s customers and is a key to future growth. During 2013, Berkadia’s cumulative distributions to Leucadia exceeded 100% of the capital originally invested in 2009. We are grateful to Hugh Frater, Randy Jenson, Don Hendricks and the entire Berkadia team.

National Beef Packing

National Beef, the fourth largest beef processor in the U.S., is recovering from what we hope is the bottom of the U.S. cattle cycle, the turnaround of which has been delayed due to the prolonged drought in various cattle producing regions. Though the U.S. cattle herd is at an all-time low, the U.S. remains the world's leader in beef production and a net exporter, recognized as delivering the highest quality beef. Tim Klein and his team are known globally for their exceptional talent and focus, and we are pleased to be partnered with them in pursuing further development of this business.

While National Beef's sales and market share held up well in 2013, the impact of the smaller cattle herd led to a difficult margin environment and reduced net income. National Beef recently announced the closure of its Brawley facility, which resulted in a non-cash write-off of $63.3 million in 2013, but will save substantial cash in future years by eliminating losses and avoiding capital expenditures. National Beef’s management team has continued to make progress on key strategic initiatives, including increased quality and quantity of production at its state-of-the-art wet blue tannery, the acquisition of the remainder of Kansas City Steaks and the on-going development and penetration of consumer ready product lines. Lastly, there is some cause for optimism that China may soon reopen to imports of U.S. beef, which could have a meaningful impact on National Beef's prospects.

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Garcadia Holdings

Garcadia, our auto dealership joint venture, continued to grow in 2013 both organically and through acquisitions. Garcadia grew same store new unit sales by 13.6%, significantly surpassing national industry growth of 7.5%. During the year, we acquired three new dealerships, bringing the total to 21. Management remains on the lookout for acquisition opportunities and continues to focus on improving operations in the current portfolio. We appreciate and value our partnership with John Garff, Brett Hopkins and the entire Garcadia team.

Linkem

Linkem, based in Rome, Italy, is a fast growing, fixed wireless broadband provider. Its key asset is a significant block of 3.5GHz wireless spectrum covering all of Italy, a country with few cable TV systems, sub-standard DSL service and limited fiber availability. Linkem is rolling out a residential broadband service with a compelling combination of speed and price. Since becoming a shareholder in 2011, Leucadia has funded most of Linkem’s growth and become its largest shareholder, with Jimmy Hallac of Leucadia providing active oversight and guidance.

After tripling its subscriber base in 2012, Linkem slowed growth in 2013 in anticipation of the impending commercial availability of 3.5GHz LTE technology in 2014. Despite increasing prices and a subdued marketing effort, Linkem increased its subscriber base by 64% to 164,000 and maintained high levels of customer satisfaction and operational excellence. 2014 will be an exciting year and we wish buona fortuna to Davide Rota, Linkem’s CEO, and the entire team in Rome.

Conwed Plastics

Conwed had double digit growth in both its top and bottom lines in 2013 resulting from the full year impact of the mid-2012 acquisition of Tensar's lightweight netting business, continued organic growth and maintenance of market share. This improvement was accomplished despite a strong headwind of declining variable margins, as resin costs rose 14% over 2012.

We expect topline growth in 2014, driven by robust product development efforts and potential acquisitions in the pipeline. However, raw material costs are expected to continue their upward trend, negatively impacting margins. Chris Hatzenbuhler, CEO, and Conwed’s entire management is energized and passionate about the future, and we are too.

Idaho Timber

For the past several years, management at Idaho Timber was weathering the recession storm and restructuring to take advantage of any improvement in the housing industry. In 2013, the housing industry saw signs of life and Idaho Timber delivered its best performance since 2007. We recognize that this is not by chance, but due to the tireless efforts of our CEO, Ted Ellis, and his team.

After years of searching high and low, in March 2013, Idaho Timber purchased an idled primary mill in Coushatta, Louisiana, capable of producing both dimensional lumber and radius edge decking. In the meantime, we continue the search for new business opportunities and additional acquisitions in this out-of-favor industry.

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HomeFed

Leucadia has enjoyed a long association with and 31% ownership interest in HomeFed (indeed, Joe, our Chairman, is also HomeFed’s Chairman). We just agreed to increase Leucadia’s ownership in HomeFed by exchanging the bulk of our current portfolio of direct real estate assets and some cash for HomeFed stock. As a result, our ownership of HomeFed will increase from 31% to 65%.

HomeFed develops properties for residential and mixed-use applications and has had wonderful success through the years in California and Virginia. We are confident that will translate well to New York, Florida, Maine and South Carolina under the stewardship of Paul Borden and his team.

Farewell to Premier

After seven years of letting it ride, Leucadia is cashing in its chips! Leucadia made its original investment in Premier Entertainment Biloxi, the owner of the Hard Rock Hotel & Casino in Biloxi, Mississippi, in 2006. Having been heavily damaged by Katrina, the property was in bankruptcy and in dire need of repair. The years spent remaking the facilities and building the business will culminate in the sale to Twin River Worldwide Holdings for $250 million in the second quarter of 2014 or thereabouts, pending Mississippi Gaming Commission approval. A big “thank you” to our world-class management team, diligent employees and ever-growing number of loyal customers for making Hard Rock Biloxi the premier property on the Gulf Coast.

Looking Forward

As you may conclude from all of the above, we have a lot of work ahead of us. It is no small challenge to invest our available capital in the right new opportunities. We have a great team with a long history of smart investing. In addition, we intend to devote considerable focus and effort on our subsidiaries and affiliates where we believe there is much potential for further growth.

Although we intend to follow Leucadia's historic practice of letting our actions and results be our primary voice, we also will conduct several annual events to allow shareholders, bondholders and other relevant constituencies to gain further understanding of Leucadia and Jefferies. We also stand ready to meet with all constituencies as appropriate.

We congratulate and thank Ian and Joe for building Leucadia, establishing a true long-term perspective among our shareholders and investing in Jefferies. Most of all, we thank them for believing in the two of us and managing a straightforward transition with their typical grace.

Finally, we thank all of you -- our clients and customers, our employees, our shareholders, our bondholders and all others associated with Leucadia, Jefferies and all our businesses -- for your continued support.

Sincerely,

/s/ Rich	/s/ Brian
Name: Richard B. Handler	Name: Brian P. Friedman
Title: Chief Executive Officer	Title: President

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